STATE OF DELAWARE
SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 08/32/1998
981339244 - 2154412
CERTIFICATE OF OWNERSHIP AND MERGER
MERGING
AMCOR BIOMASS, INC.
INTO

AMCOR
CAPITAL CORPORATION
(Pursuant to Section 253 of the
General Corporation Law of Delaware)

AMCOR Capital Corporation, a Delaware corporation, does hereby certify:

FIRST: That AMCOR Capital Corporation is incorporated pursuant to the General Corporation Law of the State of Delaware.

SECOND: That AMCOR Capital Corporation owns all of the outstanding shares of the capital stock of AMCOR Biomass, Inc., a Delaware corporation.

THIRD: That AMCOR Capital Corporation, by the following resolutions of its Board of Directors, duly adopted on the 10" day of August, 1998, determined to merge into itself AMCOR Biomass, Inc. on the conditions set forth in such resolutions:

RESOLVED: That AMCOR Capital Corporation merge into itself its subsidiary, AMCOR Biomass, Inc., and assume all of said subsidiary's liabilities and obligations;

RESOLVED FURTHER: That the Chief Executive Officer and the Secretary of AMCOR Capital Corporation be and they hereby are directed to make, execute and acknowledge a certificate of ownership and merger setting forth a copy of the resolution to merge AMCOR Biomass, Inc. into AMCOR Capital Corporation and to assume said subsidiary's liabilities and obligations and the date of adoption thereof and to file the same in the Office of the Secretary of State of Delaware and a certified copy thereof in the Office of the Recorder of Deeds of New Castle County;
RESOLVED FURTHER: That AMCOR Capital Corporation shall change its corporate name to USA Biomass Corporation; and

RESOLVED FURTHER: That the officers of AMCOR Capital Corporation be, and each of them hereby is, authorized and directed to take all such further actions and to execute and deliver, in the name and on behalf of AMCOR Capital Corporation and under its seal or otherwise, any and all such further documents, certificates and instruments, and to pay all such expenses, as they or any of them may

ccnitow~n.Mhip.mergv ,pd

deem necessary or advisable to carry out the purposes of the foregoing resolutions and the transactions contemplated thereby; and that the taking of each such action, the execution and delivery of each such document or instrument, and the payment of each such expense shall be conclusive evidence of its necessity or advisability, and that any such action previously taken by any officer of the Corporation in this respect hereby is approved, ratified, adopted and confirmed.

Executed on August 24, 1998.

AMCOR Capital Corporation

By: /s/ Fred H. Behrens
Chairman of the Board and Chief Executive Officer

Attest:
/s/ Robin E. Swanson
Robin Swanson, Secretary